EXHIBIT 99


                                  PRESS RELEASE


      CLINTON, NEW JERSEY, OCTOBER 16, 1997 ... UNITY BANCORP, INC. (AMEX: UBI, UBIWS), parent company of FIRST COMMUNITY BANK, reported net income rose by $449,000 or 354%, to $575,800 for the three months ended September 30, 1997, compared to $126,700 in 1996. Earnings per share increased to $.29 in the third quarter, compared to $.09 for the same period ending September 30, 1996.

      Net income for the nine months ended September 30, 1997, totaled $1.2 million, an increase of 96% or $605,000, compared to $629,300 in 1996. Earnings per share increased to $.63 in 1997 compared to prior year earnings of $.47 per share. Net income for the period ending September 30, 1996 included the one-time, Congressionally mandated SAIF assessment of $370,000. Operating net income excluding the one-time SAIF assessment for the quarter ending September 30, 1996 totaled $348,800 or $.25 per share, and $851,400 or $.63 per share for the nine month period in 1996.

      The Corporation achieved a 30.7% increase in total assets to $204.5 million as of September 30, 1997 compared to $156.5 million a year earlier. Net loans increased 4.16% to $126.3 million from $89.2 million last year. Total deposits grew 28.6% to $183.9 million, compared to $143.0 million at September 30, 1996.

      "These excellent third quarter results show the benefits of our significant growth and improving profit trends," remarked Chairman and Chief Executive Robert Van Volkenburgh. The Corporation marked its sixth anniversary by reporting over $200 million in total assets, an increase of 231% from the $62 million at inception. "Expansion of the Bank's branch system in the Central Jersey marketplace contributed to the $204.5 million in total assets by increasing the Corporation's deposits which was instrumental in funding the strong loan growth," stated Mr. Van Volkenburgh.

      UNITY BANCORP, INC.'s subsidiary, FIRST COMMUNITY BANK is a community oriented full-service commercial bank, providing a wide range of business and consumer financial services through its main office in Clinton and its six branches located in Flemington, Linden, North Plainfield, Scotch Plains, Springfield and Union, New Jersey.